Exhibit 99.1

Forest Oil Announces Record Results in Adjusted Net Earnings, EBITDA, Discretionary Cash Flow, and Net Sales Volumes in 2008

Adjusted net earnings of $371.9 million during 2008, up 67% from 2007, on revenues of $1.6 billion in 2008

Adjusted EBITDA of $1.3 billion during 2008, up 46% from 2007

Adjusted discretionary cash flow of $1.1 billion during 2008, up 52% from 2007

Net sales volumes of 189.6 Bcfe during 2008, up 22% from 2007

All-in per-unit cash costs of $2.45 during 2008, down 8% from 2007

DENVER--(BUSINESS WIRE)--February 23, 2009--Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced financial and operational results for the fourth quarter and full year 2008.

The Company reported the following highlights for the three months ended December 31, 2008:

  Adjusted net earnings of $30.6 million, down 56% from 2007, on revenues of $281.3 million
  Adjusted EBITDA of $254.6 million, down 4% from 2007
  Adjusted discretionary cash flow of $210.3 million, down 12% from 2007

Due primarily to a previously announced non-cash oil and gas property impairment, Forest reported a net loss of $1.4 billion, or $(14.50) per basic share, for the three months ended December 31, 2008.

The Company reported the following highlights for the year ended December 31, 2008:

  Adjusted net earnings of $371.9 million, up 67% from 2007, on revenues of $1.6 billion
  Adjusted EBITDA of $1.3 billion, up 46% from 2007
  Adjusted discretionary cash flow of $1.1 billion, up 52% from 2007

Due primarily to a previously announced non-cash oil and gas property impairment, Forest reported a net loss of $1.0 billion, or $(11.46) per basic share, for the year ended December 31, 2008.

H. Craig Clark, President and CEO, stated, “Forest had another successful year with records in adjusted net earnings, adjusted EBITDA, adjusted discretionary cash flow and net sales volumes to go along with the record estimated proved reserves previously announced. Forest was able to achieve double-digit organic production growth by employing exploration and development capital of only 107% of adjusted EBITDA during the year. In addition to good organic production growth, we were able to replace 281% of our production organically and we grew our overall proved reserve base 26% to 2,668 Bcfe. These metrics demonstrate the high quality of our asset base and our ability to grow our development plays efficiently. In addition to these achievements, we also reduced our per-unit cash costs for the third consecutive year.

“Our capital expenditures in 2008 included the addition of significant undeveloped acreage, primarily in East Texas/North Louisiana, including acreage prospective in the Haynesville/Bossier play and leasehold in the Texas Panhandle. The combination of our quality investment program and our dispositions of non-core assets have resulted in a higher quality asset base at the end of the year.

“Due to dramatic shifts in the global economic outlook, our 2009 plan has changed from one of growth to one of conservatism. Our goal in 2009 is to preserve our strong reserve base and significant land positions, while targeting free cash flow to reduce debt. As previously announced, we are budgeting capital expenditures of $500 – $600 million, a 60% reduction from 2008 spending with the goal to keep production flat from 2008. The capital program in 2009 will include a significant component of horizontal drilling in tight-gas sands and shales where we have already seen success. In addition to our highly successful Cotton Valley horizontal drilling program, we have now successfully started our Haynesville horizontal drilling program with our first horizontal well initially producing 14 MMcfe/d.

“Forest has historically acquired its acreage in emerging plays through its acquisition program and has been deliberate in the early development period in order to provide prudent, thorough technical evaluation and avoid mechanical failures. As we have done in the past, we will focus on improving our wellbore economics by proactively driving down both drilling and production costs to achieve the best possible rates of return from our asset base.”

FOURTH QUARTER 2008 RESULTS

For the three months ended December 31, 2008, Forest reported a net loss of $1.4 billion or $(14.50) per basic share. This compares to Forest’s net earnings of $27.6 million or $.32 per basic share in the corresponding period in 2007. Net earnings for the three months ended December 31, 2008 were affected by the following items:

  The non-cash effect of an oil and gas property impairment, totaling $2.4 billion ($1.5 billion net of tax)
  The non-cash effect of net unrealized gains relating to recording derivative instruments, totaling $185.2 million ($118.3 million net of tax)
  The non-cash effect of unrealized losses on other investments and unrealized foreign currency exchange losses, totaling $24.7 million ($18.4 million net of tax)

Without the effects of these items, Forest’s adjusted net earnings were $30.6 million or $.32 per basic share. This is a decrease of 56% compared to Forest’s adjusted net earnings of $70.2 million or $.81 per basic share in the corresponding 2007 period.

Forest’s adjusted EBITDA decreased 4% for the three months ended December 31, 2008 to $254.6 million compared to adjusted EBITDA of $265.6 million in the corresponding 2007 period. Forest’s adjusted discretionary cash flow decreased 12% for the three months ended December 31, 2008 to $210.3 million compared to adjusted discretionary cash flow of $237.8 million in the corresponding 2007 period.

The decrease in adjusted net earnings, EBITDA and discretionary cash flow was primarily due to lower realized commodity prices for the three months ended December 31, 2008 compared to the corresponding 2007 period.

Net Sales Volumes, Average Realized Prices, and Revenues

	Three Months Ended December 31, 2008
	Gas (MMcf/d)	Oil (MBbls/d)	NGLs (MBbls/d)	Total (MMcfe/d)

Net sales volumes
United States	364.8	10.8	9.7	487.4
Canada	63.6	2.2	0.8	81.3
Totals	428.4	12.9	10.5	568.8

Average realized prices:
United States	$ 4.93	55.90	22.54	5.37
Canada	4.99	43.36	35.75	5.40
Average realized prices not including realized derivative gains	4.94	53.79	23.53	5.38

Realized gains on NYMEX derivatives	1.16	5.51	-	1.00

Realized gains on basis derivatives	0.06	-	-	0.05
Average realized prices including realized derivative gains	$ 6.16	59.30	23.53	6.43

Revenues (in thousands)
United States	$165,426	55,344	20,081	240,851
Canada	29,173	8,671	2,574	40,418
Revenues not including realized derivative gains	194,599	64,015	22,655	281,269

Realized gains on NYMEX derivatives	45,792	6,560	-	52,352

Realized gains on basis derivatives	2,374	-	-	2,374
Revenues including realized derivative gains	$242,765	70,575	22,655	335,995

For the three months ended December 31, 2008, Forest’s average oil and gas net sales volumes were a record 569 MMcfe/d, representing a 15% increase over 494 MMcfe/d in the corresponding 2007 period. The increase in production was a result of new drilling activity and acquisitions, partially offset by non-core asset dispositions.

Forest’s average realized price for natural gas was $4.94 per Mcf for the three months ended December 31, 2008 compared to $5.84 per Mcf in the corresponding 2007 period. This price represents a differential to NYMEX of $2.01 per Mcf for the three months ended December 31, 2008 compared to $1.12 per Mcf in the corresponding 2007 period. The larger price differential in 2008 was a result of third-party pipeline and plant disruptions.

Forest’s average realized prices for oil and condensate were $53.79 per Bbl for the three months ended December 31, 2008 compared to $84.94 per Bbl in the corresponding 2007 period. These prices represent a differential to NYMEX of $4.96 per Bbl for the three months ended December 31, 2008 compared to $5.69 per Bbl in the corresponding 2007 period.

Forest’s average realized prices for natural gas liquids were $23.53 per Bbl, or 40% of NYMEX WTI oil prices, for the three months ended December 31, 2008 compared to $49.80 per Bbl, or 55% of NYMEX WTI oil prices, in the corresponding 2007 period. The lower average realized prices for natural gas liquids were a result of damage to industry infrastructure in the Gulf Coast as a result of the hurricanes in 2008.

Total Cash Costs

Total cash costs per-unit increased 3% for the three months ended December 31, 2008 to $2.38 per Mcfe compared to $2.32 per Mcfe in the corresponding 2007 period. The increase was primarily a result of increased interest expense resulting from additional borrowings. The following table details the components of total cash costs for the three months ended December 31, 2008 and 2007:

	Three Months Ended December 31,
	2008	Per Mcfe	2007	Per Mcfe
	(In thousands, except per-unit amounts)

Production expense	$ 66,438	1.27	61,555	1.35
General and administrative expense (excluding stock-based compensation of $3,078 and $3,411, respectively)	14,488	0.28	17,246	0.38
Interest expense	39,414	0.75	27,139	0.60
Current income tax expense (benefit)	4,200	0.08	(416)	(0.01)
Total cash costs	$ 124,540	2.38	105,524	2.32

Total cash costs is a non-GAAP measure calculated in accordance with oil and gas industry standards that is used by management to assess the Company’s cash operating performance. Total cash costs is defined as all cash operating costs, including production expense; general and administrative expense (excluding stock-based compensation); interest expense; and current income tax expense (benefit).

Forest’s oil and gas production expense per-unit decreased 6% for the three months ended December 31, 2008 to $1.27 per Mcfe compared to $1.35 per Mcfe in the corresponding 2007 period. The decrease in production expense per-unit was a result of lower production and property taxes per-unit as a result of lower commodity prices. Production and property taxes per-unit decreased 32% for the three months ended December 31, 2008 to $.28 per Mcfe compared to $.41 per Mcfe in the corresponding 2007 period.

Forest’s general and administrative expense per-unit, excluding stock-based compensation expense, decreased 26% for the three months ended December 31, 2008 to $.28 per Mcfe compared to $.38 per Mcfe in the corresponding 2007 period. The decrease was a result of lower compensation expense resulting in part from cost synergies following acquisitions and dispositions.

Forest’s interest expense increased 45% for the three months ended December 31, 2008 to $39.4 million, or $.75 per Mcfe, compared to $27.1 million, or $.60 per Mcfe, in the corresponding 2007 period due primarily to increased borrowings.

Forest’s current income tax expense per-unit increased for the three months ended December 31, 2008 to $.08 per Mcfe compared to ($.01) per Mcfe in the corresponding 2007 period due primarily to tax gains realized on sales of properties.

Depreciation and Depletion Expense

Forest’s depreciation and depletion expense per-unit increased 9% for the three months ended December 31, 2008 to $2.93 per Mcfe compared to $2.68 per Mcfe in the corresponding 2007 period. The increase was primarily due to price-related negative reserve revisions at December 31, 2008 caused by a decrease in NYMEX prices and increased basis differentials in the United States at December 31, 2008 compared to December 31, 2007.

Exploration and Development Capital Expenditures

Forest invested $418.8 million in exploration and development activities (excluding capitalized interest, equity compensation and asset retirement obligations) for the three months ended December 31, 2008. This compares with $247.6 million spent for the three months ended December 31, 2007.

2008 RESULTS

For the year ended December 31, 2008, Forest reported a net loss of $1.0 billion or $(11.46) per basic share. This compares to Forest’s net earnings of $169.3 million or $2.22 per basic share in the corresponding period in 2007. Net earnings for the year ended December 31, 2008 were affected by the following items:

  The non-cash effect of an oil and gas property impairment, totaling $2.4 billion ($1.5 billion net of tax)
  The non-cash effect of net unrealized gains relating to recording derivative instruments, totaling $221.5 million ($141.5 million net of tax)
  The non-cash effect of unrealized losses on other investments and unrealized foreign currency exchange losses, totaling $53.5 million ($38.1 million net of tax)
  Gain on the sale of Gabon assets, totaling $21.1 million ($11.5 million net of tax)

Without the effects of these items, Forest’s adjusted net earnings were $371.9 million or $4.15 per basic share. This is an increase of 67% over Forest’s adjusted net earnings of $223.1 million or $2.93 per basic share in the corresponding 2007 period.

Forest’s adjusted EBITDA increased 46% for the year ended December 31, 2008 to $1.3 billion compared to adjusted EBITDA of $864.2 million in the corresponding 2007 period. Forest’s adjusted discretionary cash flow increased 52% for the year ended December 31, 2008 to $1.1 billion compared to adjusted discretionary cash flow of $742.0 million in the corresponding 2007 period.

The significant increase in adjusted net earnings, EBITDA and discretionary cash flow was primarily due to higher sales volumes, higher per-unit price realizations, and lower cash costs per-unit for the year ended December 31, 2008 compared to the corresponding 2007 period.

Net Sales Volumes, Average Realized Prices, and Revenues

	Year Ended December 31, 2008
	Gas (MMcf/d)	Oil (MBbls/d)	NGLs (MBbls/d)	Total (MMcfe/d)

Net sales volumes
United States	322.7	10.3	8.6	436.3
Canada	63.7	2.2	0.8	81.8
Totals	386.4	12.5	9.4	518.1

Average realized prices:
United States	$ 7.54	96.85	44.54	8.75
Canada	6.98	86.68	60.71	8.37
Average realized prices not including realized derivative gains (losses)	7.45	95.07	45.94	8.69

Realized gains (losses) on NYMEX derivatives	0.09	(15.55)	-	(0.31)

Realized gains on basis derivatives	0.02	-	-	0.02
Average realized prices including realized derivative gains (losses)	$ 7.56	79.52	45.94	8.40

Revenues (in thousands)
United States	$ 890,417	365,913	140,339	1,396,669
Canada	162,769	69,520	18,213	250,502
Revenues not including realized derivative gains (losses)	1,053,186	435,433	158,552	1,647,171

Realized gains (losses) on NYMEX derivatives	12,881	(71,198)	-	(58,317)

Realized gains on basis derivatives	3,245	-	-	3,245
Revenues including realized derivative gains (losses)	$1,069,312	364,235	158,552	1,592,099

For the year ended December 31, 2008, Forest’s average oil and gas net sales volumes were 518 MMcfe/d, representing a 22% increase over 427 MMcfe/d in the corresponding 2007 period.

Forest’s average realized price for natural gas was $7.45 per Mcf for the year ended December 31, 2008 compared to $5.79 per Mcf in the corresponding 2007 period. This price represents a differential to NYMEX of $1.59 per Mcf for the year ended December 31, 2008 compared to $1.07 per Mcf in the corresponding 2007 period. The larger price differential in 2008 was a result of third-party pipeline and plant disruptions.

Forest’s average realized prices for oil and condensate were $95.07 per Bbl for the year ended December 31, 2008 compared to $66.44 per Bbl in the corresponding 2007 period. These prices represent a differential to NYMEX of $4.58 per Bbl for the year ended December 31, 2008 compared to $5.96 per Bbl in the corresponding 2007 period.

Forest’s average realized prices for natural gas liquids were $45.94 per Bbl, or 46% of NYMEX WTI oil prices, for the year ended December 31, 2008 compared to $39.75 per Bbl, or 55% of NYMEX WTI oil prices, in the corresponding 2007 period. The lower average realized prices for natural gas liquids were a result of damage to industry infrastructure in the Gulf Coast as a result of hurricanes in 2008.

Total Cash Costs

Total cash costs per-unit decreased 8% for the year ended December 31, 2008 to $2.45 per Mcfe compared to $2.66 per Mcfe in the corresponding 2007 period. The decrease was a result of Forest’s cost control initiatives and synergies resulting from acquisitions and dispositions. The following table details the components of total cash costs for the years ended December 31, 2008 and 2007:

	Year Ended December 31,
	2008	Per Mcfe	2007	Per Mcfe
	(In thousands, except per-unit amounts)

Production expense	$ 269,449	1.42	242,937	1.56
General and administrative expense (excluding stock-based compensation of $17,171 and $10,895, respectively)	57,561	0.30	52,856	0.34
Interest expense	125,679	0.66	113,162	0.73
Current income tax expense	11,139	0.06	5,999	0.04
Total cash costs	$ 463,828	2.45	414,954	2.66

Forest’s oil and gas production expense per-unit decreased 9% for the year ended December 31, 2008 to $1.42 per Mcfe compared to $1.56 per Mcfe in the corresponding 2007 period. The decrease was a result of Forest’s cost control initiatives and synergies resulting from acquisitions and dispositions.

Forest’s general and administrative expense per-unit, excluding stock-based compensation expense, decreased 12% for the year ended December 31, 2008 to $.30 per Mcfe compared to $.34 per Mcfe in the corresponding 2007 period. The decrease was a result of lower per-unit compensation expense resulting in part from cost synergies following acquisitions and dispositions.

Forest’s interest expense increased 11% for the year ended December 31, 2008 to $125.7 million, or $.66 per Mcfe, compared to $113.2 million, or $.73 per Mcfe, in the corresponding 2007 period due primarily to increased borrowings.

Forest’s current income tax expense per-unit increased for the year ended December 31, 2008 to $.06 per Mcfe compared to $.04 per Mcfe in the corresponding 2007 period due primarily to tax gains realized on the sale of properties.

Depreciation and Depletion Expense

Forest’s depreciation and depletion expense per-unit increased 12% for the year ended December 31, 2008 to $2.81 per Mcfe compared to $2.51 per Mcfe in the corresponding 2007 period. The increase was primarily due to price-related negative reserve revisions at December 31, 2008 caused by a decrease in NYMEX prices and increased basis differentials in the United States at December 31, 2008 compared to December 31, 2007.

Exploration and Development Capital Expenditures

Forest invested $1.4 billion in exploration and development activities (excluding capitalized interest, equity compensation and asset retirement obligations) for the year ended December 31, 2008. This compares with $776.9 million spent for the year ended December 31, 2007.

LIQUIDITY

At January 31, 2009, the principal amount of our outstanding consolidated debt was approximately $2.8 billion, including approximately $1.4 billion outstanding under our bank credit facilities. As of December 31, 2008, Forest had an available borrowing base totaling $1.8 billion under its bank credit facilities. In February of 2009, Forest issued $600 million of 8 ½% senior notes due 2014. Due to the issuance of the senior notes, Forest’s borrowing base under its bank credit facilities was reduced to $1.62 billion. As of January 31, 2009, on a pro forma basis to give effect to Forest’s senior notes offering, the application of the net proceeds from the offering to reduce borrowings under Forest’s bank credit facilities, and the reduction in Forest’s borrowing base due to the issuance of the senior notes, Forest had approximately $800 million of borrowing capacity under Forest’s bank credit facilities.

NATURAL GAS, OIL, AND BASIS DERIVATIVES

As of February 23, 2009, Forest had natural gas and oil derivatives in place for 2009 and 2010 covering the aggregate average daily volumes and weighted average prices shown below. None of these natural gas and oil derivatives contain knock-out provisions that would cause a derivative to cease to exist at prices below an established threshold. Forest’s bank group is comprised entirely of commercial banks. These banks or their affiliates are also Forest’s derivative counterparties.

	2009		2010
Natural gas swaps:
Contract volumes (Bbtu/d)	160.0	(1)	100.0
Weighted average price (per MMBtu)	$ 8.24		6.52

Natural gas collars:
Contract volumes (Bbtu/d)	40.0		-
Weighted average ceiling price (per MMBtu)	$ 9.76		-
Weighted average floor price (per MMBtu)	$ 7.31		-

Summary weighted average natural gas derivatives:
Contract volumes (Bbtu/d)	200.0	(1)	100.0
Weighted average ceiling price (per MMBtu)	$ 8.54		6.52
Weighted average floor price (per MMBtu)	$ 8.05		6.52

Oil swaps:
Contract volumes (MBbls/d)	4.5		1.5
Weighted average price (per Bbl)	$ 69.01		72.95

(1) 10.0 Bbtu/d of natural gas swaps are subject to a written put of $6.00 per MMBtu.

Forest also has basis swaps in connection with NYMEX natural gas derivatives in order to fix the price differential between the NYMEX price and the index price at which the natural gas production is sold. As of February 23, 2009, Forest had basis swaps in place for 2009 and 2010 covering the aggregate average daily volumes and weighted average prices shown below:

	2009	2010
Houston Ship Channel basis swaps:
Contract volumes (Bbtu/d)	48.3	-
Weighted average price (per MMBtu)	(0.33)	-

NGPL Texok basis swaps:
Contract volumes (Bbtu/d)	40.0	-
Weighted average price (per MMBtu)	(0.53)	-

AECO basis swaps:
Contract volumes (Bbtu/d)	25.0	-
Weighted average price (per MMBtu)	(0.65)	-

NGPL Mid-Con basis swaps:
Contract volumes (Bbtu/d)	60.0	60.0
Weighted average price (per MMBtu)	(1.04)	(1.04)

Centerpoint basis swaps:
Contract volumes (Bbtu/d)	30.0	30.0
Weighted average price (per MMBtu)	(0.95)	(0.95)

Summary weighted average basis swaps
Contract volumes (Bbtu/d)	203.3	90.0
Weighted average price (per MMBtu)	(0.71)	(1.01)

OPERATIONAL PROJECT UPDATE

During 2008, Forest drilled 714 gross (437 net) wells with a 97% success rate. Approximately 180 gross (112 net) wells are planned in 2009 with the majority of Forest’s capital expenditures planned for East Texas/North Louisiana and the Texas Panhandle.

CORE AREAS

Forest continued to focus its investments in its Core Areas and divest non-core assets in 2008. The Core Area assets (Ark-La-Tex, Greater Buffalo Wallow Area, South Texas and the Alberta Deep Basin) constituted 69% of Forest’s net sales volumes and 67% of capital expenditures for the three months ended December 31, 2008 compared to 61% and 61%, respectively, in 2007. On a volume basis, net sales from these assets were up 9% sequentially to 395 MMcfe/d in the fourth quarter of 2008 compared to 362 MMcfe/d in the third quarter of 2008, and were up 30% compared to 303 MMcfe/d in the fourth quarter of 2007. The Core Area assets are primarily large tight-gas sand development projects. Forest employed 23 rigs in these areas during the fourth quarter of 2008 compared to 35 rigs in the third quarter of 2008. Continued planned reductions in the rig count have resulted in 20 rigs in the Core Areas in the first quarter of 2009. The following are highlights that Forest achieved in its Core Areas:

For the three months ended December 31, 2008, a total of five Cotton Valley horizontal wells were spud with one well initially producing 6 MMcfe/d. Since inception of Forest’s horizontal Cotton Valley program in 2007, Forest has drilled 15 horizontal wells that have yielded average initial gross production rates of over 5 MMcfe/d. Forest expects to continue this program in 2009.

For the three months ended December 31, 2008, a total of nine Arkoma horizontal wells were drilled with one well initially producing 10 MMcfe/d. Since the inception of Forest’s horizontal Arkoma program, Forest has drilled 23 horizontal wells that have yielded average initial gross production rates of 3.1 MMcfe/d. Forest expects to continue this program in 2009.

NEW FRONTIER PROGRAM

East Texas/North Louisiana Area – Haynesville/Bossier (52 – 100% WI) – Forest completed its first horizontal Haynesville/Bossier well in February 2009, the Moseley 14 – 1H, located in Red River Parish, Louisiana, that produced into the sales line at an initial rate of 14 MMcfe/d with 6,500 psi flowing casing pressure. The Company currently has one horizontal Haynesville/Bossier shale well completing and two drilling.

In 2008, Forest completed a 14 well vertical Haynesville/Bossier shale program in East Texas and North Louisiana. The 2008 vertical program allowed the Company to obtain data to identify the most prospective areas to drill horizontally for the Haynesville/Bossier shale on its acreage. In 2009, Forest will focus on executing a horizontal Haynesville/Bossier shale drilling program on its acreage using the Company’s wholly owned drilling subsidiary Lantern Drilling, to drill 10 – 12 operated horizontal wells and participate in 2 – 3 non-operated horizontal wells. Forest anticipates operating one rig primarily in Harrison County, Texas and one primarily in Red River Parish, Louisiana during 2009. As of December 31, 2008, Forest’s net acreage position has increased to 127,000 acres in the Haynesville/Bossier play in East Texas and North Louisiana.

Utica Shale (60 – 100% WI) – Forest drilled and completed the first three horizontal Utica Shale wells in Quebec's St. Lawrence Lowlands, which were successfully cased and fracture stimulated in four stages with rates ranging from 100 – 800 Mcf/d. Frac load flowback was incomplete due to the lack of coiled tubing units in the area. Forest expects to continue to test its wells after the winter season is over. Although sustained rates were not as high as anticipated, the tests have allowed Forest to identify the section of the shale it intends to target in future test wells. Each of the wells were tested in different sections of the Utica Shale with an objective of gathering data on productivity to allow optimization of future completions. Furthermore, Forest proved the ability to successfully drill the wells horizontally and pump multi-stage slickwater frac jobs without major operational issues.

NON-GAAP FINANCIAL MEASURES

In addition to net income determined in accordance with generally accepted accounting principles (GAAP), Forest has provided net earnings adjusted for certain items, a non-GAAP financial measure, which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to Forest’s ongoing operations. A reconciliation between GAAP net earnings and net earnings adjusted for certain items is provided in the paragraphs on pages two and five of this release in which the non-GAAP measure is presented. Net earnings excluding the effects of certain items should not be considered a substitute for net earnings as reported in accordance with GAAP.

In addition to reporting net earnings as defined under GAAP, Forest also presents adjusted EBITDA, which consists of net earnings (loss) plus income tax (benefit) expense; unrealized (gains) losses on derivative instruments, net; unrealized foreign currency exchange losses (gains); unrealized losses on other investments, net; realized foreign currency exchange losses (gains); interest expense; write-off of unamortized debt costs and prepayment premiums; accretion of asset retirement obligations; impairment of oil and gas properties; depreciation and depletion; gain on sale of assets; and stock-based compensation. Further, Forest presents adjusted discretionary cash flow, which consists of adjusted EBITDA minus interest expense; write-off of unamortized debt costs and prepayment premiums; current income tax (expense) benefit; and other. Management uses adjusted EBITDA and adjusted discretionary cash flow as measures of operational performance. Adjusted EBITDA and adjusted discretionary cash flow should not be considered as alternatives to net earnings as reported under GAAP. The following is a reconciliation of net earnings to adjusted EBITDA to adjusted discretionary cash flow (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Net earnings (loss)	$ (1,382,580)	27,629	(1,026,323)	169,306
Income tax (benefit) expense	(770,126)	(4,659)	(574,678)	62,395
Unrealized (gains) losses on derivative instruments, net	(185,161)	82,059	(221,490)	117,499
Unrealized foreign currency exchange losses (gains)	12,710	(299)	19,481	(7,694)
Unrealized losses on other investments, net	11,976	7,469	34,042	4,948
Realized foreign currency exchange losses (gains)	959	(459)	959	(7,721)
Interest expense	39,414	27,139	125,679	113,162
Write-off of unamortized debt costs and prepayment premiums	-	-	-	12,215
Accretion of asset retirement obligations	1,980	1,517	7,602	6,064
Impairment of oil and gas properties	2,369,055	-	2,369,055	-
Depreciation and depletion	153,299	121,748	532,181	390,338
Gain on sale of assets	-	-	(21,063)	(7,176)
Stock-based compensation	3,078	3,411	17,171	10,895
Adjusted EBITDA	254,604	265,555	1,262,616	864,231

Interest expense	(39,414)	(27,139)	(125,679)	(113,162)
Write-off of unamortized debt costs and prepayment premiums	-	-	-	(12,215)
Current income tax (expense) benefit	(4,200)	416	(11,139)	(5,999)
Other	(671)	(1,070)	(398)	9,123
Adjusted discretionary cash flow	$ 210,319	237,762	1,125,400	741,978

EXPLANATION OF RESERVE REPLACEMENT RATIO

Forest’s organic reserve replacement ratio of 281% was calculated by dividing discoveries and extensions during 2008 of 533 Bcfe, by 2008 net sales volumes of 190 Bcfe. The replacement ratio does not include the effects of reserve revisions during the year.

TELECONFERENCE CALL

A conference call is scheduled for Tuesday, February 24, 2009, at 12:00 PM MT to discuss the release. You may access the call by dialing toll free 800-399-6298 (for U.S./Canada) and 706-634-0924 (for International) and request the Forest Oil teleconference (ID # 84156257). A Q&A period will follow.

A replay will be available from Tuesday, February 24 through March 10, 2009. You may access the replay by dialing toll free 800-642-1687 (for U.S./Canada) and 706-645-9291 (for International), conference ID # 84156257.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas.

These risks include, but are not limited to, oil and natural gas price volatility, Forest’s access to cash flows and other sources of liquidity to fund its capital expenditures, its level of indebtedness, its ability to replace production, the impact of the current financial crisis on Forest’s business and financial condition, a lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, economic conditions and other risks as described in reports that Forest files with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in Arkansas, Louisiana, New Mexico, Oklahoma, Texas, Utah, and Wyoming, and in Canada. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

FOREST OIL CORPORATION Condensed Consolidated Balance Sheets (Unaudited)

	December 31, 2008	December 31, 2007
ASSETS	(In thousands)

Current assets:
Cash and cash equivalents	$ 2,205	9,685
Accounts receivable	157,226	201,617
Derivative instruments	169,387	30,006
Inventory	78,683	9,486
Deferred income taxes	-	23,854
Other current assets	65,548	86,726
Total current assets	473,049	361,374

Net property and equipment	4,513,164	5,025,815

Goodwill	253,646	265,618
Derivative instruments	4,608	-
Other assets	38,331	42,741
	$ 5,282,798	5,695,548

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$ 424,941	361,089
Accrued interest	7,143	7,693
Derivative instruments	1,284	72,675
Asset retirement obligations	5,852	2,562
Current portion of long-term debt	-	266,002
Deferred income taxes	54,583	-
Other current liabilities	27,608	28,361
Total current liabilities	521,411	738,382

Long-term debt	2,735,661	1,503,035
Asset retirement obligations	91,139	87,943
Derivative instruments	2,600	38,171
Deferred income taxes	185,587	853,427
Other liabilities	73,488	62,779
Total liabilities	3,609,886	3,283,737

Shareholders' equity:
Common stock	9,704	8,838
Capital surplus	2,354,903	1,966,569
(Accumulated deficit) retained earnings	(729,293)	306,062
Accumulated other comprehensive income	37,598	130,342
Total shareholders' equity	1,672,912	2,411,811
	$ 5,282,798	5,695,548

FOREST OIL CORPORATION Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(In thousands, except per share amounts)

Revenues	$ 281,291	333,589	1,647,163	1,083,892

Operating expenses:
Lease operating expenses	46,940	38,137	167,830	167,473
Production and property taxes	14,466	18,434	82,147	55,264
Transportation and processing costs	5,032	4,984	19,472	20,200
General and administrative (including stock-based compensation of $3,078, $3,411, $17,171 and $10,895, respectively)	17,566	20,657	74,732	63,751
Depreciation and depletion	153,299	121,748	532,181	390,338
Accretion of asset retirement obligations	1,980	1,517	7,602	6,064
Impairment of oil and gas properties	2,369,055	-	2,369,055	-
Gain on sale of assets	-	-	(21,063)	(7,176)
Total operating expenses	2,608,338	205,477	3,231,956	695,914
Earnings (loss) from operations	(2,327,047)	128,112	(1,584,793)	387,978

Other income and expense:
Interest expense	39,414	27,139	125,679	113,162
Realized and unrealized (gains) losses on derivative instruments, net	(239,887)	70,885	(165,529)	41,534
Other expense, net	26,132	7,118	56,058	1,581
Total other (income) and expense	(174,341)	105,142	16,208	156,277

Earnings (loss) before income taxes	(2,152,706)	22,970	(1,601,001)	231,701
Income tax (benefit) expense:
Current	4,200	(416)	11,139	5,999
Deferred	(774,326)	(4,243)	(585,817)	56,396
Total income tax (benefit) expense	(770,126)	(4,659)	(574,678)	62,395

Net earnings (loss)	$ (1,382,580)	27,629	(1,026,323)	169,306

Weighted average number of common shares outstanding:
Basic	95,322	86,983	89,591	76,101
Diluted	95,322	88,766	89,591	77,751

Basic earnings (loss) per common share	$ (14.50)	0.32	(11.46)	2.22

Diluted earnings (loss) per common share	$ (14.50)	0.31	(11.46)	2.18

FOREST OIL CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year Ended December 31,
	2008	2007
	(In thousands)
Cash flows from operating activities:
Net earnings (loss)	$ (1,026,323)	169,306
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and depletion	532,181	390,338
Accretion of asset retirement obligations	7,602	6,064
Impairment of oil and gas properties	2,369,055	-
Unrealized (gains) losses on derivative instruments, net	(221,490)	117,499
Unrealized losses on other investments, net	34,042	4,948
Unrealized foreign currency exchange losses (gains)	19,481	(7,694)
Realized foreign currency exchange losses (gains)	959	(7,721)
Deferred income tax	(585,817)	56,396
Stock-based compensation	17,171	10,895
Gain on sale of assets	(21,063)	(7,176)
Other, net	(3,508)	9,123

Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	42,854	353
Other current assets	(80,214)	1,557
Accounts payable and accrued liabilities	15,796	(9,592)
Accrued interest and other current liabilities	(30,686)	(26,051)
Net cash provided by operating activities	1,070,040	708,245

Cash flows from investing activities:
Capital expenditures	(2,404,493)	(1,595,269)
Proceeds from sales of assets	309,940	502,048
Other, net	1,060	-
Net cash used in investing activities	(2,093,493)	(1,093,221)

Cash flows from financing activities:
Proceeds from bank borrowings, net of repayments	1,008,259	171,348
Repayment of term loans	-	(375,000)
Proceeds from issuance of 7 1/4% senior notes, net of issuance costs	247,188	739,176
Redemption of 8% senior notes	(265,000)	-
Repayment of bank debt assumed in acquisition	-	(176,885)
Repurchases of 7% senior subordinated notes	(4,710)	-
Proceeds from the exercise of options and from employee stock purchase plan	17,740	12,845
Other, net	12,781	(11,932)
Net cash provided by financing activities	1,016,258	359,552

Effect of exchange rate changes on cash	(285)	1,945

Net decrease in cash and cash equivalents	(7,480)	(23,479)
Cash and cash equivalents at beginning of period	9,685	33,164
Cash and cash equivalents at end of period	$ 2,205	9,685

CONTACT:
Forest Oil Corporation
Patrick J. Redmond, 303-812-1441
Director - Investor Relations